Exhibit 10.27

Visa Special Bonus Plan (VSBP)

For Fiscal Year 2007

Plan Administration Guidelines

September, 2007

VISA Special Bonus Plan for FY 2007 Plan Administration Guidelines

Date: September 28, 2007

Section 1:	OBJECTIVE and BACKGROUND

1.1	The Visa Special Bonus Plan (VSBP) is a one-time award for FY07, given to selected eligible employees in the Visa Inc. regions including the AP region, CEMEA region, LAC region, Visa Worldwide Services, Visa Canada, Visa USA and Inovant (Participating Regions).

1.2	The VSBP was endorsed by the Transition Governance Committee (TGC) and was approved by the Chairman and Chief Executive Officer of Visa Inc. The VSBP was adopted by each of the regional boards of directors, as recommended by the TGC.

Section 2:	AWARDS

2.1	Individual awards made under the VSBP will be paid 50% in cash (the cash component) on September 30, 2007 (or thereafter in 2007) and the remaining 50% (the reserve amount) will vest one year after the completion of an initial public offering (IPO) of Visa Inc. (the IPO Date), or, if earlier, 3/31/2009, to be converted into restricted stock or restricted stock units on the IPO Date at the then-current Fair Market Value of the Visa Inc. common stock (as defined in the 2007 Visa Inc. Equity Incentive Plan), subject to the approval of the Visa Inc. Board of Directors.

2.2	The regional boards of directors are delegated authority to approve any individual awards made to employees under the VSBP, including those executives whose compensation is required to be approved by the Visa International or Visa USA Compensation Committees. The actual bonus amounts for those executives under this plan will be reviewed by the Visa Inc. Chairman and Chief Executive Officer.

2.3	The reserve amount will be communicated as a cash value at the time of the initial award. It will be converted into a grant of shares of restricted stock or restricted stock units at the IPO, subject to the approval of the Visa Inc. Board of Directors. The number of shares or units will be determined by dividing the reserve amount by the fair market value of the common stock at the IPO Date as defined in the 2007 Visa Inc. Equity Incentive Plan (rounded to the nearest whole number of shares).

2.4	To receive an award the employee generally must meet defined employment milestones. The cash component and reserve amount have separate employment milestone requirements (subject to section 3.6):

a.	Cash Component: to be eligible to receive the cash component, the employee must remain employed by a Participating Region through the region’s eligibility date for payout.

b.	Reserve Amount: to be eligible to receive the reserve amount the employee must be an employee of Visa Inc. or its subsidiary on the day of the IPO. The reserve amount will vest fully in 2009, one year from the date of an IPO of Visa Inc., or, if earlier, on 3/31/2009 (the Vesting Date). Any Restricted Stock Units will be distributed in shares of common stock on the Vesting Date. The employee must remain an employee of Visa Inc. or its subsidiary through the entire vesting period to vest in any portion of the reserve amount. The reserve amount will be paid out in 2009 in cash on the Vesting Date if the Visa Inc. Board of Directors determines not to convert the reserve amount to stock-based awards.

1	Visa Special Bonus Plan

VISA Special Bonus Plan for FY 2007 Plan Administration Guidelines

c.	Special provisions will be made in the event of retirement, death and disability as specified in section 3.6.

Section 3:	AWARD ADMINISTRATION

3.1	Final award amounts will be approved by the regional board of directors, or with their authority delegated to the management of the region.

3.2	The cash component will be paid in accordance with section 2.1 at a time consistent with the region’s payout schedule of the fiscal year 2007 annual incentive award.

3.3	At the time of the initial award, any amount reserved for stock grants for each employee will be communicated to the Global Head of Total Rewards for consolidation in US dollars.

3.4	Any cash payout of the Special Bonus is not eligible for deferral under the terms of the Visa Deferred Compensation Plan.

3.5	Awards payable under the Plan may not be assigned, transferred or subjected to liens, except as otherwise provided by law.

3.6	Except as provided herein, participants must meet all employment milestones to receive any portion of the cash component or reserve amount. If the participant terminates employment due to normal retirement as determined by the employer, or for reasons of disability [(which means “permanent disability” as determined under the employee’s employer’s long-term disability plan)] or death, the entire award will be vested and, as applicable, payable or distributable to the participant, or, in the event of death, to the participant’s estate, within 30 days after the date of this early vesting. No vesting, payment or distribution (pro-rated or otherwise) will be made to participants whose employment terminates for any other reason, including, for example, under the terms of a Visa redeployment or severance benefits plan, without the express approval of the Chairman and CEO of Visa Inc.

3.7	Participation in the VSBP does not confer any right to employment nor create an employment contract or agreement of any sort with any participant.

Section 4:	FUNDING

4.1	The funding of the awards are as endorsed by the TGC and approved by the CEO of Visa Inc. and the appropriate regional boards of directors.

4.2	Any stock-based portion of the award is pursuant to and subject to all of the terms and conditions of the Visa Inc. 2007 Equity Incentive Compensation Plan and a separate award agreement and compliant with applicable securities law and other legal or regulatory requirements.

Section 5:	GENERAL

5.1	By delegation of the Visa Inc. Board of Directors, the Global Head of Human Resources, in consultation with the Global Head of Total Rewards, has the sole responsibility for interpreting, administering, and modifying the Plan as necessary. The decisions of the Global Head of Human Resources regarding the construction, interpretation, and administration of the Plan are final and binding on all parties.

5.2	All awards to be paid under the VSBP shall be subject to all applicable withholding taxes, tax provisions and the regulations of the applicable Participating Region.

2	Visa Special Bonus Plan